Exhibit 99.1
Michael D. Bluhm, Chief Financial Officer 240.744.5110 Gee Lingberg, Senior Vice President 240.744.5275

NEWS RELEASE

HOST HOTELS & RESORTS, INC. REPORTS RESULTS FOR 2018 AND THE ACQUISITION OF THE 1 HOTEL SOUTH BEACH MIAMI

BETHESDA, Md.; February 19, 2019 – Host Hotels & Resorts, Inc. (NYSE: HST) (“Host Hotels” or the “Company”), the nation’s largest lodging real estate investment trust (“REIT”), today announced results for the fourth quarter and the year.

•	Highlights
o	Comparable hotel RevPAR growth of 2% on a constant dollar basis led to full year results that exceeded the top end of guidance for net income and Adjusted EBITDAre;
o

Completed more than $1.6 billion in acquisitions since the beginning of 2018 – including 1 Hotel South Beach, as well as properties in Hawaii, San Francisco and Florida – further strengthening the Company’s portfolio of iconic and irreplaceable assets;

o	Reduced international exposure to approximately 1.5% of revenues with the disposition of the JW Marriott Hotel Mexico City and the Company’s interest in its European joint venture; and
o	Disposed of over $2.2 billion in non-core assets at attractive pricing.
•	Acquisition of 1 Hotel South Beach Miami
o

On February 14, 2019, the Company acquired the fee simple interest in the 1 Hotel South Beach for $610 million. This iconic and irreplaceable luxury resort reopened in 2015 following an extensive $300 million renovation and reprogramming;

o

The 1.1 million square foot, 429-key, LEED-certified resort has a premium location in the vibrant South Beach area of Miami Beach and over 600 linear feet of direct beach access. The resort is the centerpiece of a mixed-use complex that features an additional 155 luxury condominium units; all owners of these units may participate in a rental program through the resort;

o	Features 160,000 square feet of dynamic and flexible meeting space, eight food and beverage outlets, spa, gym, four elevated pools with ocean views and 23,000 square feet of luxury retail space; and
o	Rated in the top-10 U.S. hotels by Conde Nast Traveler and recently rated the #1 hotel in Miami Beach by TripAdvisor.

James F. Risoleo, President and Chief Executive Officer, said, “2018 was a year of significant achievement for Host Hotels as we successfully executed on our long-term strategic vision. We delivered results at the high end of our guidance and achieved meaningful margin growth throughout the year. On the transaction front, we divested our interest in our European joint venture as we continued to sharpen our focus on the U.S. At the beginning of 2019, we sold The Westin New York Grand Central, and just last week we acquired the iconic 1 Hotel South Beach. Our capital reallocation strategy significantly advanced our ongoing efforts to further strengthen our irreplaceable portfolio while reducing our exposure in New York and international markets.”

Mr. Risoleo continued, “Our goal is to drive stockholder value by combining our operational expertise and exceptional portfolio with disciplined and opportunistic investments. This strategy, together with our investment-grade balance sheet and commitment to returning capital to stockholders, positions Host Hotels to be the lodging REIT of choice for investors. We look forward to providing continued growth and value creation for Host Hotel stockholders in 2019 and beyond.”

Operating Results 1

(unaudited, in millions, except per share and hotel statistics)

	Quarter ended December 31,		Percent	Year ended December 31,		Percent
	2018	2017	Change	2018	2017	Change
Total revenues	$1,361	$1,344	1.3%	$5,524	$5,387	2.5%
Comparable hotel revenues (1)	1,174	1,152	1.9%	4,714	4,603	2.4%
Net income	306	93	229.0%	1,151	571	101.6%
EBITDAre (1)	372	375	(0.8)%	1,562	1,510	3.4%
Adjusted EBITDAre (1)	372	375	(0.8)%	1,562	1,510	3.4%
Change in comparable hotel RevPAR:
Domestic properties	2.3%			1.8%
International properties - Constant US$	3.2%			11.2%
Total - Constant US$	2.3%			2.0%

Diluted earnings per common share	0.41	0.12	241.7%	1.47	0.76	93.4%
NAREIT FFO per diluted share (1)	0.43	0.41	4.9%	1.77	1.68	5.4%
Adjusted FFO per diluted share (1)	0.43	0.42	2.4%	1.77	1.69	4.7%

Additional detail on the Company’s results, including data for 22 domestic markets and top 40 hotels by RevPAR, is available in the Year End 2018 Supplemental Financial Information available on the Company’s website at www.hosthotels.com.

Operating Performance

GAAP Metrics

•	The improvements in total revenues of 1.3% for the quarter and 2.5% for the full year were driven by increases in both room and food and beverage revenues.
•

GAAP operating profit margin increased 380 basis points for the quarter, reflecting productivity improvements and  impairment expense recorded in the fourth quarter of 2017. For the full year, operating profit margin declined 290 basis points due to impairment expense related to four hotels recorded earlier in 2018.

•

Net income increased by $213 million to $306 million for the quarter and by $580 million to $1,151 million for the full year, primarily due to the increase in gain on sale of assets, partially offset by impairment expense.

•	Diluted earnings per common share increased 241.7% and 93.4% for the quarter and the full year, respectively.

Other Metrics

•

Comparable RevPAR, on a constant dollar basis, improved 2.3% for the quarter, driven by a 2.0% increase in average room rate and a 20 basis point increase in occupancy. For the full year, comparable RevPAR on a constant dollar basis improved 2.0%, driven by a 1.2% increase in average room rate and a 60 basis point increase in occupancy.

•	Comparable hotel revenues increased 1.9% for the quarter and 2.4% for the full year.
•	Comparable hotel EBITDA increased by $12 million, or 3.7%, for the quarter and by $60 million, or 4.6%, for the full year.
•	Comparable hotel EBITDA margins improved 45 basis points for the quarter and 60 basis points for the full year.
•	Adjusted EBITDAre decreased by $3 million, or 0.8%, for the quarter and increased by $52 million, or 3.4%, for the full year.
•	Adjusted FFO per diluted share increased 2.4% for the quarter and 4.7% for the full year.

(1)

NAREIT Funds From Operations (“FFO”) per diluted share, Adjusted FFO per diluted share, EBITDAre, Adjusted EBITDAre and comparable hotel results are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Notes to Financial Information on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures.

Dispositions

During the fourth quarter, the Company completed the sale of its approximate 33% interest in its European joint venture to its partners for net proceeds of approximately €435 million ($496 million). The net proceeds reflect a gross asset value for Host’s 33% share of the hotels of €700 million ($800 million), net of its share of the joint venture’s debt.

On January 9, 2019, the Company sold The Westin New York Grand Central for $302 million, including approximately $20 million of FF&E funds.

As noted above, the Company completed over $2.2 billion in asset sales since the beginning of 2018, which include the disposition of value-enhancement projects such as the retail space at the New York Marriott Marquis in the third quarter for $442 million and the sale of the Key Bridge Marriott as a mixed-use redevelopment project for $190 million in January 2018.

Capital Allocation

During the fourth quarter, the Company spent approximately $154 million on capital expenditures, of which $94 million was return on investment (“ROI”) capital expenditures and $60 million was on renewal and replacement projects. For the full year, the Company spent $474 million on capital expenditures, of which $200 million was ROI capital expenditures and $274 million was on renewal and replacement projects.

For 2019, the Company expects capital expenditures of between $550 million and $625 million. This comprises $315 million to $350 million in ROI projects and between $235 million and $275 million in renewal and replacement projects. This includes approximately $225 million in brand reinvestment capital projects that are part of the previously announced agreement with Marriott International to complete 17 transformational projects over a four-year period. These portfolio investments are designed to better position the assets to compete in their respective markets and enhance long-term performance. The Company expects to spend an average of $175 million per year over the four-year period. In exchange, Marriott has provided additional priority returns on the agreed upon investments and operating profit guarantees, including an estimated $23 million in 2019, to offset expected business disruption.

Dividends

The Company paid a quarterly cash dividend of $0.25 per share on its common stock on January 15, 2019 to stockholders of record as of December 31, 2018, which included a $0.05 special dividend. On February 19, 2019, the Board of Directors authorized a regular quarterly cash dividend of $0.20 on its common stock. The dividend will be paid on April 15, 2019 to stockholders of record on March 29, 2019. All future dividends, including any special dividends, are subject to approval by the Company’s Board of Directors.

Balance Sheet

Michael D. Bluhm, Chief Financial Officer, said, “We enter 2019 in the strongest financial position in our company’s history, as we have significantly strengthened Host Hotel’s investment grade balance sheet and enhanced our liquidity position through active portfolio management. Our financial flexibility positions us to capitalize on significant opportunities to enhance our irreplaceable hotel portfolio, invest in our assets, return capital to stockholders and drive value creation.”

At December 31, 2018, the Company had approximately $1,542 million of unrestricted cash, not including $213 million in the FF&E escrow reserves, and $945 million of available capacity under the revolver portion of its credit facility. Total debt as of December 31, 2018, was $3.8 billion, with an average maturity of 4.2 years and an average interest rate of 4.4%. The Company has no debt maturities until 2020. The Company’s cash activity after year end included the following (in millions):

Cash and cash equivalents at December 31, 2018	$1,542
Proceeds from sale of The Westin New York Grand Central	276
Cash consideration for the acquisition of 1 Hotel South Beach	(584)
Cash and cash equivalents adjusted for 2019 property transactions	$1,234

As previously announced, the Company entered into a distribution agreement by which the Company may issue and sell, from time to time, shares of common stock having an aggregate offering price of up to $500 million in “at the market” offerings. No shares were issued in 2018. The Company also has $500 million of capacity available under its current common share repurchase program. No shares were repurchased in 2018.

2019 Outlook

For 2019, the Company’s forecast for comparable hotel RevPAR growth is 0% to 2%. The RevPAR guidance reflects an estimated 45 basis points of disruption impact from the incremental capital expenditures associated with the Marriott agreement discussed above. However, the estimated effect to earnings caused by these expenditures is offset by Marriott’s operating profit guarantees. The Company expects to receive $23 million of operating profit guarantees in 2019, of which

$10 million is included in comparable hotel EBITDA, to offset the disruption to operations caused by the incremental spend on those properties. The Company anticipates that its 2019 operating results as compared to the prior year will change in the following range:

Full Year 2019 Guidance
Total comparable hotel RevPAR - Constant US$ (1)	0.0% to 2.0%
Total revenues under GAAP	0.6% to 2.6%
Operating profit margin under GAAP	440 bps to 530 bps
Comparable hotel EBITDA margins	(50) bps to 10 bps

__________

(1)

Forecast comparable hotel results include 84 hotels that are assumed will be classified as comparable as of December 31, 2019. See the 2019 Forecast Schedules for a listing of hotels excluded from the full year 2019 comparable hotel set.

Based upon the above parameters, the Company estimates its 2019 guidance as follows:

Full Year 2019 Guidance
Net income (in millions)	$587 to $652
Adjusted EBITDAre (in millions)	$1,515 to $1,580
Diluted earnings per common share	$.78 to $.87
NAREIT FFO per diluted share	$1.72 to $1.81
Adjusted FFO per diluted share	$1.72 to $1.81

See the 2019 Forecast Schedules and the Notes to Financial Information for other assumptions used in the forecasts and items that may affect forecast results.

About Host Hotels & Resorts

Host Hotels & Resorts, Inc. is an S&P 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 88 properties in the United States and five properties internationally totaling approximately 52,000 rooms. The Company also holds non-controlling interests in six domestic and one international joint ventures. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, The Luxury Collection®, Hyatt®, Fairmont®, Hilton®, Swissôtel®, ibis® and Novotel®, as well as independent brands in the operation of properties in over 50 major markets. For additional information, please visit the Company’s website at www.hosthotels.com.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements include forecast results and are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: changes in national and local economic and business conditions and other factors such as natural disasters, pandemics and weather that will affect occupancy rates at our hotels and the demand for hotel products and services; the impact of geopolitical developments outside the U.S. on lodging demand; volatility in global financial and credit markets; operating risks associated with the hotel business; risks and limitations in our operating flexibility associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; risks associated with our relationships with property managers and joint venture partners; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; the effects of hotel renovations on our hotel occupancy and financial results; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; risks associated with our ability to complete acquisitions and dispositions and develop new properties and the risks that acquisitions and new developments may not perform in accordance with our expectations; our ability to continue to satisfy complex rules in order for us to remain a REIT for federal income tax purposes; risks associated with our ability to effectuate our dividend policy, including factors such as operating results and the economic outlook influencing our board’s decision whether to pay further dividends at levels previously disclosed or to use available cash to make special dividends; and other risks and uncertainties associated with our business described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of February 19, 2019, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

*

This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.

*** Tables to Follow ***

Host Hotels & Resorts, Inc., herein referred to as “we” or “Host Inc.,” is a self-managed and self-administered real estate investment trust that owns hotel properties. We conduct our operations as an umbrella partnership REIT through an operating partnership, Host Hotels & Resorts, L.P. (“Host LP”), of which we are the sole general partner. When distinguishing between Host Inc. and Host LP, the primary difference is approximately 1% of the partnership interests in Host LP held by outside partners as of December 31, 2018, which is non-controlling interests in Host LP in our consolidated balance sheets and is included in net income attributable to non-controlling interests in our consolidated statements of operations. Readers are encouraged to find further detail regarding our organizational structure in our annual report on Form 10-K.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Balance Sheets

(unaudited, in millions, except shares and per share amounts)

	December 31, 2018	December 31, 2017

ASSETS
Property and equipment, net	$9,760	$9,692
Assets held for sale	281	250
Due from managers	71	79
Advances to and investments in affiliates	48	327
Furniture, fixtures and equipment replacement fund	213	195
Other	175	237
Cash and cash equivalents	1,542	913
Total assets	$12,090	$11,693

LIABILITIES, NON-CONTROLLING INTERESTS AND EQUITY
Debt (1)
Senior notes	$2,782	$2,778
Credit facility, including the term loans of $998 and $996, respectively	1,049	1,170
Other debt	6	6
Total debt	3,837	3,954
Accounts payable and accrued expenses	293	283
Other	266	287
Total liabilities	4,396	4,524

Redeemable non-controlling interests - Host Hotels & Resorts, L.P.	128	167

Host Hotels & Resorts, Inc. stockholders’ equity:
Common stock, par value $.01, 1,050 million shares authorized, 740.4 million shares and 739.1 million shares issued and outstanding, respectively	7	7
Additional paid-in capital	8,156	8,097
Accumulated other comprehensive loss	(59)	(60)
Deficit	(610)	(1,071)
Total equity of Host Hotels & Resorts, Inc. stockholders	7,494	6,973
Non-redeemable non-controlling interests—other consolidated partnerships	72	29
Total equity	7,566	7,002
Total liabilities, non-controlling interests and equity	$12,090	$11,693
___________
(1)	Please see our Year End 2018 Supplemental Financial Information for more detail on our debt balances.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Statements of Operations

(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Revenues
Rooms	$856	$847	$3,547	$3,490
Food and beverage	417	409	1,616	1,561
Other	88	88	361	336
Total revenues	1,361	1,344	5,524	5,387
Expenses
Rooms	222	223	918	899
Food and beverage	281	277	1,103	1,071
Other departmental and support expenses	330	321	1,302	1,273
Management fees	60	61	243	239
Other property-level expenses	100	100	387	394
Depreciation and amortization (1)	165	217	944	751
Corporate and other expenses (2)	22	19	104	98
Gain on insurance and business interruption settlements	(7)	(8)	(7)	(14)
Total operating costs and expenses	1,173	1,210	4,994	4,711
Operating profit	188	134	530	676
Interest income	7	2	15	6
Interest expense	(42)	(42)	(176)	(167)
Gain on sale of assets	235	3	902	108
Gain (loss) on foreign currency transactions and derivatives	—	2	—	(2)
Equity in earnings of affiliates	5	11	30	30
Income before income taxes	393	110	1,301	651
Provision for income taxes (3)	(87)	(17)	(150)	(80)
Net income	306	93	1,151	571
Less: Net income attributable to non-controlling interests (4)	(3)	(1)	(64)	(7)
Net income attributable to Host Inc.	$303	$92	$1,087	$564
Basic and diluted earnings per common share	$.41	$.12	$1.47	$.76
___________
(1)	Depreciation and amortization expense includes impairment expense of $260 million for the year ended December 31, 2018 and $43 million for the fourth quarter and year ended December 31, 2017.
(2)	Corporate and other expenses include the following items:
	Quarter ended December 31,		Year ended December 31,
	2018	2017	2018	2017
General and administrative costs	$19	$16	$90	$87
Non-cash stock-based compensation expense	3	3	14	11
Total	$22	$19	$104	$98

(3)

Provision for income taxes includes $113 million and $18 million in 2018 and 2017, respectively, related to the gain on sale of certain domestic and foreign properties and investments. We have elected to pay approximately $77 million of U.S. federal and state corporate income tax on the long-term capital gain generated in 2018, rather than distributing the gain to our stockholders.

(4)

Net income attributable to non-controlling interests for the full year 2018 includes $56 million for the non-controlling partner’s portion of the gain, net of tax, on the sale of the JW Marriott Hotel Mexico City.

HOST HOTELS & RESORTS, INC.

Earnings per Common Share

(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Net income	$306	$93	$1,151	$571
Less: Net income attributable to non-controlling interests	(3)	(1)	(64)	(7)
Net income attributable to Host Inc.	$303	$92	$1,087	$564

Basic weighted average shares outstanding	740.3	739.0	739.8	738.6
Assuming distribution of common shares granted under the comprehensive stock plans, less shares assumed purchased at market	.7	.6	.8	.5
Diluted weighted average shares outstanding (1)	741.0	739.6	740.6	739.1
Basic and diluted earnings per common share	$.41	$.12	$1.47	$.76
___________
(1)

Dilutive securities may include shares granted under comprehensive stock plans, preferred operating partnership units (“OP Units”) held by minority partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP Units. No effect is shown for any securities that were anti-dilutive for the period.

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)

Comparable Hotels by Location in Constant US$

	As of December 31, 2018		Quarter ended December 31, 2018			Quarter ended December 31, 2017
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Maui/Oahu	3	1,682	$363.85	88.4%	$321.64	$344.36	90.1%	$310.20	3.7%
Jacksonville	1	446	330.10	62.4	205.92	314.15	62.4	196.04	5.0
New York	4	5,033	338.15	91.1	308.01	332.55	91.2	303.37	1.5
Seattle	2	1,315	214.74	77.4	166.24	200.33	74.4	148.98	11.6
Washington, D.C. (CBD)	5	3,238	237.51	76.3	181.14	248.18	75.5	187.29	(3.3)
Boston	4	3,185	238.68	75.4	180.08	225.47	78.5	177.02	1.7
San Diego	4	4,341	222.07	78.5	174.22	207.37	75.2	155.91	11.7
San Francisco/San Jose	5	2,353	225.77	78.0	176.06	220.44	76.3	168.10	4.7
Los Angeles	3	1,421	200.38	86.6	173.50	206.06	86.2	177.59	(2.3)
Philadelphia	2	810	217.30	81.7	177.53	207.32	82.9	171.88	3.3
Florida Gulf Coast	2	593	231.81	69.2	160.45	221.25	76.7	169.68	(5.4)
Chicago	6	2,392	202.53	76.6	155.08	199.06	78.8	156.87	(1.1)
Phoenix	4	1,518	208.43	71.2	148.37	201.83	73.2	147.81	0.4
Orange County	4	1,429	172.15	77.9	134.11	177.00	76.1	134.71	(0.4)
New Orleans	1	1,333	190.46	78.7	149.84	177.68	77.0	136.85	9.5
Atlanta	5	1,936	186.04	73.9	137.44	204.84	73.9	151.37	(9.2)
Northern Virginia	5	1,919	183.16	72.4	132.69	181.91	72.1	131.11	1.2
San Antonio	2	1,513	189.75	74.2	140.76	180.05	68.4	123.08	14.4
Orlando	1	2,004	184.78	61.0	112.67	183.45	65.9	120.95	(6.8)
Miami	2	843	163.64	79.3	129.69	150.88	65.5	98.77	31.3
Houston	4	1,716	176.54	71.0	125.33	174.34	73.1	127.40	(1.6)
Denver	3	1,340	163.45	66.1	107.99	159.67	67.8	108.26	(0.3)
Other	8	3,596	163.09	69.5	113.34	159.92	69.6	111.23	1.9
Domestic	80	45,956	227.85	76.8	174.98	223.27	76.6	171.06	2.3

International	5	1,499	150.69	65.4	98.53	151.08	63.2	95.49	3.2
All Locations - Constant US$	85	47,455	225.77	76.4	172.57	221.37	76.2	168.68	2.3

All Owned Hotels in Constant US$ (2)

	As of December 31, 2018		Quarter ended December 31, 2018			Quarter ended December 31, 2017
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Comparable Hotels	85	47,455	$225.77	76.4%	$172.57	$221.37	76.2%	$168.68	2.3%
Non-comparable Hotels (Pro forma)	8	4,670	328.08	72.3	237.28	315.26	77.6	244.63	(3.0)
All Hotels	93	52,125	234.47	76.1	178.36	229.91	76.3	175.47	1.6

Comparable Hotels in Nominal US$

	As of December 31, 2018		Quarter ended December 31, 2018			Quarter ended December 31, 2017
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
International	5	1,499	$150.69	65.4%	$98.53	$162.12	63.2%	$102.47	(3.9)%
Domestic	80	45,956	227.85	76.8	174.98	223.27	76.6	171.06	2.3
All Locations	85	47,455	225.77	76.4	172.57	221.66	76.2	168.90	2.2

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)

Comparable Hotels by Location in Constant US$

	As of December 31, 2018		Year ended December 31, 2018			Year ended December 31, 2017
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Maui/Oahu	3	1,682	$361.68	90.3%	$326.71	$340.98	90.7%	$309.15	5.7%
Jacksonville	1	446	364.02	74.0	269.32	349.70	71.0	248.28	8.5
New York	4	5,033	295.09	87.7	258.87	288.79	88.8	256.52	0.9
Seattle	2	1,315	240.44	83.5	200.65	232.84	83.7	194.80	3.0
Washington, D.C. (CBD)	5	3,238	245.96	80.4	197.70	257.16	82.2	211.42	(6.5)
Boston	4	3,185	236.41	81.6	192.99	234.25	81.5	190.88	1.1
San Diego	4	4,341	231.68	82.5	191.10	227.31	82.3	187.01	2.2
San Francisco/San Jose	5	2,353	229.16	82.6	189.38	221.03	78.8	174.22	8.7
Los Angeles	3	1,421	212.89	88.8	189.01	218.15	89.0	194.24	(2.7)
Philadelphia	2	810	209.57	85.0	178.20	199.69	82.4	164.54	8.3
Florida Gulf Coast	2	593	245.73	71.9	176.76	233.20	74.5	173.67	1.8
Chicago	6	2,392	204.10	78.9	161.11	197.52	79.4	156.83	2.7
Phoenix	4	1,518	211.72	74.4	157.60	206.51	73.9	152.54	3.3
Orange County	4	1,429	188.11	79.6	149.79	188.85	79.2	149.51	0.2
New Orleans	1	1,333	181.73	80.1	145.64	175.51	77.0	135.13	7.8
Atlanta	5	1,936	185.91	77.9	144.75	195.60	77.0	150.69	(3.9)
Northern Virginia	5	1,919	185.99	75.8	140.90	184.14	75.0	138.11	2.0
San Antonio	2	1,513	187.32	74.4	139.40	181.55	72.2	131.01	6.4
Orlando	1	2,004	184.98	70.4	130.17	179.30	70.1	125.62	3.6
Miami	2	843	160.37	80.4	128.90	157.48	75.0	118.14	9.1
Houston	4	1,716	176.25	72.3	127.50	178.11	72.1	128.50	(0.8)
Denver	3	1,340	166.34	75.1	124.93	164.30	75.0	123.19	1.4
Other	8	3,596	168.08	73.9	124.26	166.34	72.8	121.10	2.6
Domestic	80	45,956	225.20	80.0	180.19	222.39	79.6	176.95	1.8

International	5	1,499	158.60	66.2	105.06	154.85	61.0	94.45	11.2
All Locations - Constant US$	85	47,455	223.45	79.6	177.82	220.74	79.0	174.35	2.0

All Owned Hotels in Constant US$ (2)

	As of December 31, 2018		Year ended December 31, 2018			Year ended December 31, 2017
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Comparable Hotels	85	47,455	$223.45	79.6%	$177.82	$220.74	79.0%	$174.35	2.0%
Non-comparable Hotels (Pro forma)	8	4,670	335.55	79.3	265.98	327.04	79.8	261.02	1.9
All Hotels	93	52,125	233.44	79.6	185.71	230.34	79.1	182.10	2.0

Comparable Hotels in Nominal US$

	As of December 31, 2018		Year ended December 31, 2018			Year ended December 31, 2017
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
International	5	1,499	$158.60	66.2%	$105.06	$161.46	61.0%	$98.48	6.7%
Domestic	80	45,956	225.20	80.0	180.19	222.39	79.6	176.95	1.8
All Locations	85	47,455	223.45	79.6	177.82	220.90	79.0	174.47	1.9

(1)

See the Notes to Financial Information for a discussion of comparable hotel operating statistics and constant US$ presentation. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation. CBD of a location refers to the central business district.

(2)

Operating statistics are presented for all consolidated properties owned as of December 31, 2018 and do not include the results of operations for properties sold in 2018 or 2017. Additionally, all owned hotel operating statistics include hotels that we did not own for the entirety of the periods presented and properties that are undergoing large-scale capital projects during the periods presented and, therefore, are not considered comparable hotel information upon which we usually evaluate our performance. Specifically, comparable RevPAR is calculated as room revenues divided by the available room nights, which will rarely vary on a year-over-year basis. Conversely, the available room nights included in the non-comparable RevPAR statistic will vary widely based on the timing of hotel closings, the scope of a capital project, or the development of a new property. See the Notes to Financial Information – Comparable Hotel Operating Statistics for further information on these pro forma statistics and the limitations on their use.

•

Non-comparable hotels (pro forma) - This represents three hotels under significant renovations in 2017 and 2018, and five hotels acquired in 2017 and 2018, which are presented on a pro forma basis assuming we owned the hotels as of January 1, 2017 and includes historical operating data for periods prior to our ownership. As a result, the RevPAR decrease of 3.0% and increase of 1.9% for the quarter and full year, respectively for these eight hotels are considered non-comparable.

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results (1)

(unaudited, in millions, except hotel statistics)

	Quarter ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Number of hotels	85	85	85	85
Number of rooms	47,455	47,455	47,455	47,455
Change in comparable hotel RevPAR -
Constant US$	2.3%	—	2.0%	—
Nominal US$	2.2%	—	1.9%	—
Operating profit margin (2)	13.8%	10.0%	9.6%	12.5%
Comparable hotel EBITDA margin (2)	27.85%	27.4%	28.8%	28.2%
Food and beverage profit margin (2)	32.6%	32.3%	31.7%	31.4%
Comparable hotel food and beverage profit margin (2)	33.8%	33.2%	32.9%	32.4%

Net income	$306	$93	$1,151	$571
Depreciation and amortization	165	217	944	751
Interest expense	42	42	176	167
Provision for income taxes	87	17	150	80
(Gain)/loss on sale of property and corporate level income/expense	(225)	1	(843)	(44)
Non-comparable hotel results, net (3)	(48)	(55)	(222)	(229)
Comparable hotel EBITDA	$327	$315	$1,356	$1,296

	Quarter ended December 31, 2018				Quarter ended December 31, 2017
		Adjustments				Adjustments
	GAAP Results	Non-comparable hotel results, net (3)	Depreciation and corporate level items	Comparable Hotel Results	GAAP Results	Non-comparable hotel results, net (3)	Depreciation and corporate level items	Comparable Hotel Results
Revenues
Room	$856	$(103)	$—	$753	$847	$(110)	$—	$737
Food and beverage	417	(63)	—	354	409	(60)	—	349
Other	88	(21)	—	67	88	(22)	—	66
Total revenues	1,361	(187)	—	1,174	1,344	(192)	—	1,152
Expenses
Room	222	(29)	—	193	223	(32)	—	191
Food and beverage	281	(47)	—	234	277	(44)	—	233
Other	490	(70)	—	420	482	(69)	—	413
Depreciation and amortization	165	—	(165)	—	217	—	(217)	—
Corporate and other expenses	22	—	(22)	—	19	—	(19)	—
Gain on insurance and business interruption settlements	(7)	7	—	—	(8)	8	—	—
Total expenses	1,173	(139)	(187)	847	1,210	(137)	(236)	837
Operating Profit - Comparable Hotel EBITDA	$188	$(48)	$187	$327	$134	$(55)	$236	$315

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results (1)

(unaudited, in millions, except hotel statistics)

	Year ended December 31, 2018				Year ended December 31, 2017
		Adjustments				Adjustments
	GAAP Results	Non-comparable hotel results, net (3)	Depreciation and corporate level items	Comparable Hotel Results	GAAP Results	Non-comparable hotel results, net (3)	Depreciation and corporate level items	Comparable Hotel Results
Revenues
Room	$3,547	$(467)	$—	$3,080	$3,490	$(468)	$—	$3,022
Food and beverage	1,616	(248)	—	1,368	1,561	(226)	—	1,335
Other	361	(95)	—	266	336	(90)	—	246
Total revenues	5,524	(810)	—	4,714	5,387	(784)	—	4,603
Expenses
Room	918	(130)	—	788	899	(129)	—	770
Food and beverage	1,103	(185)	—	918	1,071	(169)	—	902
Other	1,932	(280)	—	1,652	1,906	(271)	—	1,635
Depreciation and amortization	944	—	(944)	—	751	—	(751)	—
Corporate and other expenses	104	—	(104)	—	98	—	(98)	—
Gain on insurance and business interruption settlements	(7)	7	—	—	(14)	14	—	—
Total expenses	4,994	(588)	(1,048)	3,358	4,711	(555)	(849)	3,307
Operating Profit - Comparable Hotel EBITDA	$530	$(222)	$1,048	$1,356	$676	$(229)	$849	$1,296
___________

(1)

See the Notes to Financial Information for a discussion of non-GAAP measures and the calculation of comparable hotel results. For additional information on comparable hotel EBITDA by location, see the Year End 2018 Supplemental Financial Information posted on our website.

(2)

Profit margins are calculated by dividing the applicable operating profit (loss) by the related revenue amount. GAAP profit (loss) margins are calculated using amounts presented in the condensed consolidated statements of operations. Comparable hotel margins are calculated using amounts presented in the above tables.

(3)

Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels and sold hotels, which operations are included in our condensed consolidated statements of operations as continuing operations, (ii) gains on insurance settlements and business interruption proceeds, and (iii) the results of our office spaces and other non-hotel income.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to

EBITDA, EBITDAre and Adjusted EBITDAre (1)

(unaudited, in millions)

	Quarter ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Net income (2)	$306	$93	$1,151	$571
Interest expense	42	42	176	167
Depreciation and amortization	165	174	684	708
Income taxes	87	17	150	80
EBITDA (2)	600	326	2,161	1,526
(Gain) loss on dispositions (3)	(238)	2	(903)	(100)
Non-cash impairment expense	—	43	260	43
Equity investment adjustments:
Equity in earnings of Euro JV (5)	(3)	(9)	(14)	(18)
Equity in earnings of affiliates other than Euro JV	(2)	(2)	(16)	(12)
Pro rata EBITDAre of Euro JV (5)	9	9	45	40
Pro rata EBITDAre of equity investments other than Euro JV	6	6	29	31
EBITDAre (2)	372	375	1,562	1,510
Adjustments to EBITDAre:
Acquisition costs (4)	—	—	—	1
Gain on property insurance settlement	—	—	—	(1)
Adjusted EBITDAre (2)	$372	$375	$1,562	$1,510
___________
(1)	See the Notes to Financial Information for discussion of non-GAAP measures.
(2)

Net Income, EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO include a gain of $1 million and $2 million for the years ended December 31, 2018 and 2017, respectively, for the sale of the portion of land attributable to individual units sold by the Maui timeshare joint venture and a gain of $4 million for the year ended December 31, 2017 for the sale of excess land in Chicago.

(3)	Reflects the sale of the New York Marriott Marquis Retail in the third quarter of 2018, the European Joint Venture (“Euro JV”) in the fourth quarter of 2018, and four hotels in each of 2018 and 2017.
(4)

Effective January 1, 2018, we adopted Accounting Standards Update No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. As a result, the Hyatt portfolio acquisition was considered an asset acquisition and the related $17 million of acquisition costs were capitalized.

(5)	Represents our share of earnings and pro rata EBITDAre from our Euro JV. Our approximate one-third non-controlling interest was sold on December 21, 2018.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to NAREIT and

Adjusted Funds From Operations per Diluted Share (1)

(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Net income (2)	$306	$93	$1,151	$571
Less: Net income attributable to non-controlling interests	(3)	(1)	(64)	(7)
Net income attributable to Host Inc.	303	92	1,087	564
Adjustments:
(Gain) loss on dispositions (3)	(238)	2	(903)	(100)
Tax on dispositions	84	(5)	113	18
Gain on property insurance settlement	—	—	—	(1)
Depreciation and amortization	164	173	680	704
Non-cash impairment expense	—	43	260	43
Equity investment adjustments:
Equity in earnings of affiliates	(5)	(11)	(30)	(30)
Pro rata FFO of equity investments	9	16	53	56
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	(2)	(2)	50	(4)
FFO adjustments for non-controlling interests of Host L.P.	—	(2)	(2)	(8)
NAREIT FFO (2)	315	306	1,308	1,242
Adjustments to NAREIT FFO:
Acquisition costs (4)	—	—	—	1
Adjustment for Tax Reform (5)	—	6	—	6
Loss on debt extinguishment	—	—	—	1
Adjusted FFO (2)	$315	$312	$1,308	$1,250

For calculation on a per share basis (6):

Diluted weighted average shares outstanding - EPS, NAREIT FFO and Adjusted FFO	741.0	739.6	740.6	739.1
NAREIT FFO per diluted share	$.43	$.41	$1.77	$1.68
Adjusted FFO per diluted share	$.43	$.42	$1.77	$1.69
___________
(1-4)	Refer to the corresponding footnote on the Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre.
(5)

As a result of the reduction of corporate income tax rates from 35% to 21% caused by the Tax Cuts and Jobs Act, we remeasured our domestic deferred tax assets as of December 31, 2017 and recorded a one-time adjustment to reduce the deferred tax assets and increase the provision for income taxes by approximately $11 million. Additionally, similar corporate income tax rate reductions affected our European Joint Venture, causing the remeasurement of the net deferred tax assets and liabilities in France and Belgium, resulting in a net tax benefit to us of $5 million. We do not consider these adjustments to be reflective of our on-going operating performance and therefore have excluded these items from Adjusted FFO.

(6)

Earnings per diluted share and NAREIT FFO and Adjusted FFO per diluted share are adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, preferred OP units held by non-controlling partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP units. No effect is shown for securities if they are anti-dilutive.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to EBITDA, EBITDAre, Adjusted EBITDAre and

NAREIT and Adjusted Funds From Operations per Diluted Share for 2019 Forecasts (1)

(unaudited, in millions, except per share amounts)

	Full Year 2019
	Low-end of range	High-end of range
Net income	$587	$652
Interest expense	176	176
Depreciation and amortization	697	697
Income taxes	38	38
EBITDA	1,498	1,563
Equity investment adjustments:
Equity in earnings of affiliates	(10)	(10)
Pro rata EBITDAre of equity investments	27	27
EBITDAre	1,515	1,580
Adjusted EBITDAre	$1,515	$1,580

	Full Year 2019
	Low-end of range	High-end of range
Net income	$587	$652
Less: Net income attributable to non-controlling interests	(6)	(7)
Net income attributable to Host Inc.	581	645
Adjustments:
Depreciation and amortization	694	694
Equity investment adjustments:
Equity in earnings of affiliates	(10)	(10)
Pro rata FFO of equity investments	19	19
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	(2)	(2)
FFO adjustment for non-controlling interests of Host LP	(7)	(7)
NAREIT FFO	1,275	1,339
Adjusted FFO	$1,275	$1,339

Weighted average diluted shares - EPS, NAREIT and Adjusted FFO	741.8	741.8
Diluted earnings per common share	$0.78	$0.87
NAREIT FFO per diluted share	$1.72	$1.81
Adjusted FFO per diluted share	$1.72	$1.81
___________

(1)	The forecasts are based on the below assumptions:
•

Total comparable hotel RevPAR in constant US$ will increase 0.0% to 2.0% for the low and high end of the forecast range, which excludes the effect of changes in foreign currency. However, the effect of estimated changes in foreign currency has been reflected in the forecast of net income, EBITDA, earnings per diluted share and Adjusted FFO per diluted share.

•	Comparable hotel EBITDA margins will decrease 50 basis points or increase 10 basis points for the low and high ends of the forecasted RevPAR range, respectively.
•	We expect to spend approximately $315 million to $350 million on ROI capital expenditures and approximately $235 million to $275 million on renewal and replacement capital expenditures.

For a discussion of additional items that may affect forecasted results, see the Notes to Financial Information.

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results

for 2019 Forecasts (1)

(unaudited, in millions, except hotel statistics)

			Full Year 2019
			Low-end of range	High-end of range
Operating profit margin (2)			14.0%	14.9%
Comparable hotel EBITDA margin (3)			28.4%	29.0%

Net income			$587	$652
Depreciation and amortization			697	697
Interest expense			176	176
Provision for income taxes			38	38
Corporate level income/expense			88	88
Non-comparable hotel results, net (4)			(240)	(249)
Comparable hotel EBITDA			$1,346	$1,402

	Low-end of range
		Adjustments
	GAAP Results	Non-comparable hotel results, net (4)	Depreciation and corporate level items	Comparable Hotel Results
Revenues
Rooms	$3,543	$(511)	$—	$3,032
Food and beverage	1,644	(234)	—	1,410
Other	372	(80)	—	292
Total revenues	5,559	(825)	—	4,734
Expenses
Hotel expenses	3,973	(585)	—	3,388
Depreciation	697	—	(697)	—
Corporate and other expenses	111	—	(111)	—
Total expenses	4,781	(585)	(808)	3,388
Operating Profit - Comparable Hotel EBITDA	$778	$(240)	$808	$1,346

	High-end of range
		Adjustments
	GAAP Results	Non-comparable hotel results, net (4)	Depreciation and corporate level items	Comparable Hotel Results
Revenues
Rooms	$3,613	$(520)	$—	$3,093
Food and beverage	1,676	(238)	—	1,438
Other	379	(82)	—	297
Total revenues	5,668	(840)	—	4,828
Expenses
Hotel expenses	4,017	(591)	—	3,426
Depreciation and amortization	697	—	(697)	—
Corporate and other expenses	111	—	(111)	—
Total expenses	4,825	(591)	(808)	3,426
Operating Profit - Comparable Hotel EBITDA	$843	$(249)	$808	$1,402
___________

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results

for 2019 Forecasts (1) (cont.)

(unaudited, in millions, except hotel statistics)

(1)

Forecast comparable hotel results include 84 hotels (of our 93 hotels owned at December 31, 2018) that we have assumed will be classified as comparable as of December 31, 2019. See “Comparable Hotel Operating Statistics” in the Notes to Financial Information. No assurances can be made as to the hotels that will be in the comparable hotel set for 2019. Also, see the notes to the “Reconciliation of Net Income to EBITDA, EBITDAre, Adjusted EBITDAre and NAREIT and Adjusted Funds From Operations per Diluted Share for 2019 Forecasts” for other forecast assumptions and further discussion of transactions affecting our comparable hotel set.

(2)	Operating profit margin under GAAP is calculated as the operating profit divided by the forecast total revenues per the condensed consolidated statements of operations.
(3)	Comparable hotel EBITDA margin is calculated as the comparable hotel EBITDA divided by the comparable hotel sales per the tables above.
(4)

Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels and sold hotels, which operations are included in our condensed consolidated statements of operations as continuing operations, (ii) gains on insurance settlements and business interruption proceeds, and (iii) the results of our office spaces and other non-hotel income. The following hotels are expected to be non-comparable for full-year forecast:

Acquisitions:
•	Andaz Maui at Wailea Resort (acquired in March 2018)
•	Grand Hyatt San Francisco (acquired in March 2018)
•	Hyatt Regency Coconut Point Resort and Spa (acquired in March 2018)
•	1 Hotel South Beach (acquired in February 2019)

Renovations:
•	The Ritz-Carlton, Naples (business disruption beginning in the second quarter of 2018)
•	San Francisco Marriott Marquis (business disruption beginning in the third quarter of 2018)
•	Costa Mesa Marriott (business disruption in 2019)
•	Minneapolis Marriott City Center (business disruption in 2019)
•	San Antonio Marriott Rivercenter (business disruption in 2019)

Dispositions or properties under contract (includes forecast or actual results from January 1, 2019 through the anticipated or actual sale date):
•	The Westin New York Grand Central (sold January 9, 2019)

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Forecasts

Our forecast of earnings per diluted share, NAREIT and Adjusted FFO per diluted share, EBITDA, EBITDAre, Adjusted EBITDAre and comparable hotel results are forward-looking statements and are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause actual results and performance to differ materially from those expressed or implied by these forecasts. Although we believe the expectations reflected in the forecasts are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that the results will not be materially different. Risks that may affect these assumptions and forecasts include the following: potential changes in overall economic outlook make it inherently difficult to forecast the level of RevPAR and margin growth; the amount and timing of acquisitions and dispositions of hotel properties is an estimate that can substantially affect financial results, including such items as net income, depreciation and gains on dispositions; the level of capital expenditures may change significantly, which will directly affect the level of depreciation expense and net income; the amount and timing of debt payments may change significantly based on market conditions, which will directly affect the level of interest expense and net income; the amount and timing of transactions involving shares of our common stock may change based on market conditions; and other risks and uncertainties associated with our business described herein and in our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC.

Comparable Hotel Operating Statistics

To facilitate a quarter-to-quarter comparison of our operations, we present certain operating statistics (i.e., RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses, hotel EBITDA and associated margins) for the periods included in this report on a comparable hotel basis.

Because these statistics and operating results relate only to our hotel properties, they exclude results for our non-hotel properties and other real estate investments. We define our comparable hotels as properties:

(i) that are owned or leased by us and the operations of which are included in our consolidated results for the entirety of the reporting periods being compared; and

(ii) that have not sustained substantial property damage or business interruption, or undergone large-scale capital projects (as further defined below) during the reporting periods being compared.

The hotel business is capital-intensive and renovations are a regular part of the business. Generally, hotels under renovation remain comparable hotels. A large scale capital project that would cause a hotel to be excluded from our comparable hotel set is an extensive renovation of several core aspects of the hotel, such as rooms, meeting space, lobby, bars, restaurants and other public spaces. Both quantitative and qualitative factors are taken into consideration in determining if the renovation would cause a hotel to be removed from the comparable hotel set, including unusual or exceptional circumstances such as: a reduction or increase in room count, rebranding, a significant alteration of the business operations, or the closing of the hotel during the renovation.

We do not include an acquired hotel in our comparable hotel set until the operating results for that hotel have been included in our consolidated results for one full calendar year. For example, we acquired the 1 Hotel South Beach in February 2019. The hotel will not be included in our comparable hotels until January 1, 2021. Hotels that we sell are excluded from the comparable hotel set once the transaction has closed. Similarly, hotels are excluded from our comparable hotel set from the date that they sustain substantial property damage or business interruption or commence a large-scale capital project. In each case, these hotels are returned to the comparable hotel set when the operations of the hotel have been included in our consolidated results for one full calendar year after completion of the repair of the property damage or cessation of the business interruption, or the completion of large-scale capital projects, as applicable.

Of the 93 hotels that we owned on December 31, 2018, 85 have been classified as comparable hotels. The operating results of the following hotels that we owned as of December 31, 2018 are excluded from comparable hotel results for these periods:

•

The Phoenician (acquired in June 2015 and, beginning in the second quarter of 2016 and into 2017, business disruption due to extensive renovations, including all guestrooms and suites, a redesign of the lobby and public areas, renovation of pools, recreation areas and a restaurant and a re-configured spa and fitness center);

•	The Don CeSar and Beach House Suites complex (acquired in February 2017);
•	W Hollywood (acquired in March 2017);
•	Andaz Maui at Wailea Resort (acquired in March 2018);
•	Grand Hyatt San Francisco (acquired in March 2018);
•	Hyatt Regency Coconut Point Resort and Spa (acquired in March 2018);
•

The Ritz-Carlton, Naples, removed in the second quarter of 2018 (business disruption due to extensive renovations including restoration of the façade that required closure of the hotel for over two months, coordinated with renovation and expansion of restaurant areas and renovation to the spa and ballrooms); and

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

•	San Francisco Marriott Marquis, removed in the third quarter of 2018 (business disruption due to renovations of guestrooms, ballrooms, meeting space, and extensive renovations of the main lobby).

The operating results of eight hotels disposed of in 2018 and 2017 are not included in comparable hotel results for the periods presented herein. These operations are also excluded from the hotel operating data for all owned hotels on pages 9 and 10.

Operating statistics for the non-comparable hotels listed above are included in the hotel operating data for all owned hotels. By definition, the RevPAR results for these properties are not comparable due to the reasons listed above, and, therefore, are not indicative of the overall trends for our portfolio. The operating results for the five hotels acquired in 2017 and 2018 are included in the all owned hotel operating data on a pro forma basis, which includes operating results assuming the hotels were owned as of January 1, 2017 and based on actual results obtained from the manager for periods prior to our ownership. For these hotels, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results. All owned hotel operating statistics are provided for completeness and to show the difference between our comparable hotel information (upon which we usually evaluate performance) and all of our hotels, including non-comparable hotels. Also, while they may not be illustrative of trends (as compared to comparable hotel operating statistics), changes in all owned hotel statistics will have an effect on our overall revenues.

Constant US$ and Nominal US$

Operating results denominated in foreign currencies are translated using the prevailing exchange rates on the date of the transaction, or monthly based on the weighted average exchange rate for the period. For comparative purposes, we also present the RevPAR results for the prior year assuming the results for our foreign operations were translated using the same exchange rates that were effective for the comparable periods in the current year, thereby eliminating the effect of currency fluctuation for the year-over-year comparisons. For the full year forecast results, we use the applicable forward currency curve (as published by Bloomberg L.P.) for each monthly period to estimate forecast foreign operations in U.S. dollars and have restated the prior year RevPAR results using the same forecast exchange rates to estimate year-over-year growth in RevPAR in constant US$. We believe this presentation is useful to investors as it shows growth in RevPAR in the local currency of the hotel consistent with how we would evaluate our domestic portfolio. However, the estimated effect of changes in foreign currency has been reflected in the actual and forecast results of net income, EBITDA, Adjusted EBITDAre, earnings per diluted share and Adjusted FFO per diluted share. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) FFO and FFO per diluted share (both NAREIT and Adjusted), (ii) EBITDA, (iii) EBITDAre and Adjusted EBITDAre and (iv) Comparable Hotel Property Level Operating Results. The following discussion defines these measures and presents why we believe they are useful supplemental measures of our performance.

NAREIT FFO and NAREIT FFO per Diluted Share

We present NAREIT FFO and NAREIT FFO per diluted share as non-GAAP measures of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate NAREIT FFO per diluted share as our NAREIT FFO (defined as set forth below) for a given operating period, as adjusted for the effect of dilutive securities, divided by the number of fully diluted shares outstanding during such period, in accordance with NAREIT guidelines. NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding gains and losses from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation, amortization and impairments and adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect our pro rata share of the FFO of those entities on the same basis.

We believe that NAREIT FFO per diluted share is a useful supplemental measure of our operating performance and that the presentation of NAREIT FFO per diluted share, when combined with the primary GAAP presentation of earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization, impairments and gains and losses from sales of depreciable real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measures can facilitate comparisons of operating performance between periods and with other REITs, even though NAREIT FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its April 2002 “White Paper on Funds From Operations,” since real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, NAREIT adopted the FFO metric in order to promote an industry-wide measure of REIT operating performance.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Adjusted FFO per Diluted Share

We also present Adjusted FFO per diluted share when evaluating our performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance, in our annual budget process and for our compensation programs. We believe that the presentation of Adjusted FFO per diluted share, when combined with both the primary GAAP presentation of earnings per share and FFO per diluted share as defined by NAREIT, provides useful supplemental information that is beneficial to an investor’s understanding of our operating performance. We adjust NAREIT FFO per diluted share for the following items, which may occur in any period, and refer to this measure as Adjusted FFO per diluted share:

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Gains and Losses on the Extinguishment of Debt – We exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of the write-off of deferred financing costs associated with the original issuance of the debt being redeemed or retired and incremental interest expense incurred during the refinancing period. We also exclude the gains on debt repurchases and the original issuance costs associated with the retirement of preferred stock. We believe that these items are not reflective of our ongoing finance costs.

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Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

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Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.

In unusual circumstances, we may also adjust NAREIT FFO for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in 2017, as a result of the reduction of corporate income tax rates from 35% to 21% caused by the Tax Cuts and Jobs Act, we remeasured our domestic deferred tax assets as of December 31, 2017 and recorded a one-time adjustment to reduce the deferred tax assets and increase the provision for income taxes by approximately $11 million. Additionally, similar corporate income tax rate reductions affected our European Joint Venture, causing the remeasurement of the net deferred tax assets and liabilities in France and Belgium, resulting in a net tax benefit to us of $5 million. We do not consider these adjustments to be reflective of our on-going operating performance and therefore excluded these items from Adjusted FFO.

EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization (“EBITDA”) is a commonly used measure of performance in many industries. Management believes EBITDA provides useful information to investors regarding our results of operations because it helps us and our investors evaluate the ongoing operating performance of our properties after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization). Management also believes the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners that are not REITs and other capital-intensive companies. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions and, like FFO and Adjusted FFO per diluted share, it is widely used by management in the annual budget process and for our compensation programs.

EBITDAre and Adjusted EBITDAre

We present EBITDAre in accordance with NAREIT guidelines, as defined in its September 2017 white paper “Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate,” to provide an additional performance measure to facilitate the evaluation and comparison of the Company’s results with other REITs. NAREIT defines EBITDAre as net income (calculated in accordance with GAAP) excluding interest expense, income tax, depreciation and amortization, gains or losses on disposition of depreciated property (including gains or losses on change of control), impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustments to reflect the entity’s pro rata share of EBITDAre of unconsolidated affiliates.

We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. We believe that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s understanding of our operating performance. Adjusted EBITDAre also is similar to the measure used to calculate certain credit ratios for our credit facility and senior notes. We adjust EBITDAre for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDAre:

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Property Insurance Gains – We exclude the effect of property insurance gains reflected in our consolidated statements of operations because we believe that including them in Adjusted EBITDAre is not consistent with reflecting the ongoing performance of our assets. In addition, property insurance gains could be less important to investors given that the depreciated asset book value written off in connection with the calculation of the property insurance gain often does not reflect the market value of real estate assets.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

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Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

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Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.

In unusual circumstances, we also may adjust EBITDAre for gains or losses that management believes are not representative of the Company’s current operating performance. The last such adjustment was a 2013 exclusion of a gain from an eminent domain claim.

Limitations on the Use of NAREIT FFO per Diluted Share, Adjusted FFO per Diluted Share, EBITDA, EBITDAre and Adjusted EBITDAre

We calculate NAREIT FFO per diluted share in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although FFO per diluted share is a useful measure when comparing our results to other REITs, it may not be helpful to investors when comparing us to non-REITs. We also calculate Adjusted FFO per diluted share, which is not in accordance with NAREIT guidance and may not be comparable to measures calculated by other REITs. EBITDA, EBITDAre and Adjusted EBITDAre, as presented, may also not be comparable to measures calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA, EBITDAre and Adjusted EBITDAre purposes only) and other items have been and will be made and are not reflected in the EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO per diluted share and Adjusted FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statement of operations and cash flows include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, NAREIT FFO per diluted share, Adjusted FFO per diluted share, EBITDA, EBITDAre and Adjusted EBITDAre should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, NAREIT FFO per diluted share and Adjusted FFO per diluted share do not measure, and should not be used as a measure of, amounts that accrue directly to stockholders’ benefit.

Similarly, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of our equity investments and NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of non-controlling partners in consolidated partnerships. Our equity investments consist of interests ranging from 11% to 67% in seven domestic and international partnerships that own a total of 10 properties and a vacation ownership development. Due to the voting rights of the outside owners, we do not control and, therefore, do not consolidate these entities. The non-controlling partners in consolidated partnerships primarily consist of the approximate 1% interest in Host LP held by outside partners, a 15% interest held by outside partners in a partnership owning one hotel for which we do control the entity and, therefore, consolidate its operations and an interest of 48% held by an outside partner for one hotel that we sold during the year. These pro rata results for NAREIT FFO and Adjusted FFO per diluted share, EBITDAre and Adjusted EBITDAre were calculated as set forth in the definitions above. Readers should be cautioned that the pro rata results presented in these measures for consolidated partnerships (for NAREIT FFO and Adjusted FFO per diluted share) and equity investments may not accurately depict the legal and economic implications of our investments in these entities.

Comparable Hotel Property Level Operating Results

We present certain operating results for our hotels, such as hotel revenues, expenses, food and beverage profit, and EBITDA (and the related margins), on a comparable hotel, or “same store,” basis as supplemental information for investors. Our comparable hotel results present operating results for hotels owned during the entirety of the periods being compared without giving effect to any acquisitions or dispositions, significant property damage or large scale capital improvements incurred during these periods. We present comparable hotel EBITDA to help us and our investors evaluate the ongoing operating performance of our comparable properties after removing the impact of the Company’s capital structure (primarily interest expense), and its asset base (primarily depreciation and amortization). Corporate-level costs and expenses are also removed to arrive at property-level results.  We believe these property-level results provide investors with supplemental information into the ongoing operating performance of our comparable hotels. Comparable hotel results are presented both by location and for the Company’s comparable properties in the aggregate. We eliminate depreciation and amortization because, even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values have historically risen or fallen with market conditions, many real estate industry investors have considered presentation of historical cost accounting for operating results to be insufficient by themselves.

Because of the elimination of corporate-level costs and expenses and depreciation and amortization, the comparable hotel operating results we present do not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate the performance of our company as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors, such as the effect of acquisitions or dispositions. While management believes that presentation of comparable hotel results is a “same store” supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or to assess the operating performance of each of these hotels, as these decisions are based on data for individual hotels and are not based on comparable hotel results. For these reasons, we believe that comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.